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                           VESTCOM INTERNATIONAL, INC.
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                (Name of Registrant as Specified in Its Charter)

                    HARISH K. CHOPRA - and - TIMETRUST, INC.
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    (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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To the Shareholders of Vestcom International, Inc.:

         The attached (i) Letter of Harish K. Chopra, (ii) Report on Vestcom International, Inc. and (iii) attachments thereto (collectively, the "Report") are being provided to you pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 as "build-up material" relative to a proxy solicitation or a consent solicitation presently contemplated by Harish K. Chopra and TimeTrust, Inc. (the "Solicitators").

         THE REPORT IS NOT A PROXY STATEMENT OR A CONSENT STATEMENT. THE SOLICITORS HAVE FILED A PELIMINARY CONSENT STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND EXPECT THAT A DEFINITIVE CONSENT STATEMENT WILL BE AVAILABLE IN THE NEAR FUTURE. PLEASE READ THE DEFINITIVE CONSENT STATEMENT CAREFULLY, WHEN IT IS AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SOLICITORS, THE PROPOSALS THEY WILL BE ASKING THE SHAREHOLDERS TO APPROVE, AND ANY PERSONS THEY WILL PROPOSE TO BE ELECTED TO SERVE ON VESTCOM'S BOARD OF DIRECTORS.

         YOU MAY OBTAIN A FREE COPY OF THE DEFINITIVE CONSENT STATEMENT, WHEN IT IS AVAILABLE, AT THE SEC'S WEB SITE AT http://www.sec.gov. A FREE COPY OF THE REPORT IS ALSO AVAILABLE AT THE SEC'S WEB SITE, OR YOU MAY OBTAIN A FREE COPY OF THE DEFINITIVE CONSENT STATEMENT (WHEN IT IS AVAILABLE) AND OF THE REPORT FROM THE SOLICITORS AT TIMETRUST, INC., 1455 FRAZEE ROAD, SUITE 420, SAN DIEGO, CA 92108, (619) 308-0880, FAX (619) 308-0881.

         The participants in the solicitation and their holdings of Vestcom's common stock are:


Name and Address                            Amount and Nature                                    Percent of
of Participant                              Of Beneficial Ownership                              Class
----------------                            -----------------------                              -----------
1.  Harish K. Chopra(1)(3)                  742,100 shares of common stock(1)(3)                 8.16%(1)(3)
    1455 Frazee Road
    Suite 420
    San Diego, CA 92108

2.  Howard April(2)                         141,464 shares of common stock(2)                    1.56%
    1906-5150 MacDonald Avenue
    Montreal, Quebec
    Canada
    H3X 2V7

3.  Parker S. Kennedy                                     -0-                                    -0-
    1 First American Way
    Santa Ana, CA 92707

4.  Frank E. Raab                                         -0-                                    -0-
    865 S. Figuerera #2500
    Los Angeles, CA 90017

5.  Robert J. Verrilli                      2,500 shares of common stock                         -0-
    1455 Frazee Road
    Suite 420
    San Diego, CA 92108

6.  TimeTrust, Inc. (3)                     742,100 shares of common stock(3)                    8.16(3)
    1455 Frazee Road
    Suite 420
    San Diego, CA 92108

---------------------------
         (1) Includes 184,500 shares held by TimeTrust, Inc. 527,100 shares of Vestcom common stock held by R-Squared Limited, an affiliate of TimeTrust, Inc. and 30,400 shares held by Mr. Chopra personally.

         (2) Includes 13,718 shares of Vestcom common stock and 127,746 dividend access shares held by Mr. April which are convertible into 127,746 shares of Vestcom common stock. Mr. April's son, Leonard April, holds 112,242 dividend access shares which are convertible into 112,242 shares of Vestcom common stock, as to which Howard April disclaims beneficial ownership.

         (3) Mr. Chopra and TimeTrust, Inc., are members of a "group" as defined by Rule 13d under the Securities Exchange Act of 1934, pursuant to which each is deemed to be the beneficial owner of the aggregate number of Vestcom common shares beneficially owned by all members of the group, as a group.

                                Harish K. Chopra
                1455 Frazee Road, Suite 420, San Diego, CA 92108
                       chopra@timetrust.com (888) 549-7500



               February 1, 2000


               Dear Vestcom shareholders,

               My name is Harish Chopra and I am a shareholder of Vestcom.

               Some of you might be aware that we have filed a preliminary proxy solicitation with the SEC. While we are going through that process, I wanted to touch base and send you the enclosed report.

               The very detailed official proxy solicitation will be sent to you shortly.

               I urge you to read this report and please feel free to contact me at (888) 549-7500.

               Thank you very much.


               /s/ Harish K. Chopra
               -------------------------
                   Harish K. Chopra

                       Vestcom International, Inc.
                                 (Nasdaq: VESC)

                      REPORT ON VESTCOM INTERNATIONAL, INC.

Vest0com International, Inc. has been mismanaged and the company's performance has suffered. The responsibility of Vestcom's poor performance must lie with the top management. This report was prepared using information available from the SEC, NASDAQ, other government resources, as well as our interviews with present and past management of Vestcom.

This report is divided into two major sections. The first section illustrates the company's factual financial data and qualitative data. The second section of the report details my plan and my commitment. This section also explains why I am drawn to Vestcom and how I view the under capitalized strengths of the company.

                                    SECTION I

FINANCIAL DATA

The performance of the company clearly reveals itself in the Consolidated Statements of Operations included in the Quarterly Reports published by Vestcom. A review of these reports demonstrates a steadily declining operating income trend which peaked at $2,428,600 in Q4 1998 and resulted in quarterly operating income amounts of $2,269,100, $643,100* and -$988,000* in the fiscal quarters Q1 1999, Q2 1999 and Q3 1999, respectively. A closer look at the elements that resulted in this operating performance will clearly demonstrate what happened. *(excluding restructuring charge)

Looking at a number of important aspects of this company, our primary perspective is from the shareholder's point of view. Vestcom's stock performance has been terrible. The per share price has ranged from an IPO price of $13 per share to a high of $22 5/8 per share to its present value as of 01/31/2000 of $4 1/4 per share. This stock has almost no following, and the daily trade volume is minimal.

               Vestcom Closing Stock Value Per Share (By Month)
-------------------------------------------------------------------------------
                                       Close
                                       -----
Nov-99                               $3.375
Oct-99                                3.00
Sep-99                                2.625
Aug-99                                3.3125
Jul-99                                4.00
Jun-99                                3.50
May-99                                5.875
Apr-99                                6.00
Mar-99                                4.875
Feb-99                                5.625
Jan-99                                6.625
Dec-98                                9.00
Nov-98                                7.375
Oct-98                                7.50
Sep-98                                9.25
Aug-98                                6.0625
Jul-98                               10.375
Jun-98                                9.25
May-98                                9.8125
Apr-98                               11.25
Mar-98                               10.4375
Feb-98                               10.00
Jan-98                                6.50
Dec-97                               22.375
Nov-97                               20.25
Oct-97                               18.125
Sep-97                               19.125
Aug-97                               13.00 (open)
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Examining the company's poor financial performance, the four major areas of scrutiny are:

       1.       Revenue Growth
       2.       Cost of Revenue
       3.       Selling, General, and Administration Expense
       4.       Interest Expense

REVENUE GROWTH

                                                     (In $1,000's)
---------------------------------------------------------------------------------------------------------
                              Q4 1998            Q1 1999             Q2 1999             Q3 1999
                             --------           --------            --------            --------
Revenues                     $30,311.3          $31,923.0           $31,393.5           $31,786.4
---------------------------------------------------------------------------------------------------------


We can clearly see that revenues have been basically flat for the last year. The minor increase between Q4 1998 and Q1 1999 was the effect of the last acquisition. Contrary to what Mr. Keating has been saying repeatedly, revenue growth is not occurring. These statements only add to Mr. Keating's lack of credibility with stockholders and the investment community. Further, if one looked back at the revenues of the original seven founding companies prior to the IPO, they were experiencing an annual compounded revenue growth rate of approximately 12%. It appears that the present top management has managed those companies into an effective annual revenue growth rate of 0%.

COST OF REVENUE

                                                     (In $1,000's)
---------------------------------------------------------------------------------------------------------
                                Q4 1998           Q1 1999            Q2 1999            Q3 1999
                                --------          --------           --------           --------
Cost of Revenues                19,014.4          20,473.0           21,120.0           22,393.6
---------------------------------------------------------------------------------------------------------


While sales were basically flat, cost of revenues have increased significantly each quarter over the past four quarters to an incredible 70.5% in Q3 1999. If one compares the cost of revenues for the seven founding companies, including the public company overhead, the cost of revenues (in December 1997) was 61.5%. If the 9% increase in cost of revenues (70.5% - 61.5%) can be avoided, the company will add approximately $11,300,000 to operating income ($125.4 M x 9%) over the next year. Imagine how useful this cash could be right now. If we simply retained these funds it would add $.77 to earnings per share, which would produce approximately an additional $15.40 to the market value of each share.

SGA EXPENSES

                                  (In $1,000's)
-------------------------------------------------------------------------------
                                Q4 1998      Q1 1999     Q2 1999      Q3 1999
                                --------     --------    --------     --------
SGA                             8,868.3      9,180.9     9,630.4      10,381.7
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During this same four-quarter period of little or no sales growth, selling, general and administrative expenses continuously grew each quarter from 29.3% in Q4 1998 to 32.7% in Q3 1999. It is interesting to note that since December 1997, SGA as a percent of sales (29.5%) was fairly consistent even though revenues were growing. Apparently, the top management saw fit to significantly add to the overhead during the same period that sales growth was stagnating. If the company could have maintained SGA expenses at 29.5%, it would have added approximately $4,000,000 to operating income, and following the same logic used above, added $2,400,000 to the bottom line and $5.35 to the market value per share.


INTEREST EXPENSES

-------------------------------------------------------------------------------
                                Q4 1998      Q1 1999     Q2 1999      Q3 1999
                               --------     --------    --------     --------
Interest Expenses              $250,000*    $367,022    $459,748     $773,000
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*Estimated


The top management has burdened the company with a huge debt obligation at a time when interest rates have reached their highest level in years, and seem to be heading higher. At the current level of expenditure ($773,000 in Q3 1999) the company will be paying approximately $3,100,000 per year. We must deal with this heavy burden of debt before interest rates rise and cause a more severe cash problem.

The table below depicts the Quarterly Statements of Operations for the company for the past four quarters:

                                 (In $1,000's)
-------------------------------------------------------------------------------
                               Q4 1998       Q1 1999     Q2 1999     Q3 1999
                              ---------     ---------   ---------   ---------
Revenues                      $30,311.3     $31,923.0   $31,393.5   $31,786.4
Cost of Revenues               19,014.4      20,473.0    21,120.0    22,393.6
Gross Profit                   11,296.9      11,450.0    10,273.5     9,392.8
SGA                             8,868.3       9,180.9     9,630.4    10,381.7
Operating Income               $2,428.6      $2,269.1      $643.1*    $(988.9)*
-------------------------------------------------------------------------------

* Income from operations before restructuring charges of $3,987,880 in Q2 1999 and $1,930,144 in Q3 1999.

QUALITATIVE DATA

The following statements are indicative of the poor performance of the company under the control of top management. I have had discussions with numerous senior managers, both previously employed as well as currently employed at Vestcom. The accuracy of these statements is verified by the consistency of the comments made to me by the senior managers.

INABILITY TO EXECUTE STRATEGY: The present top management is not capable of improving the shareholder value of Vestcom. The original strategy is still sound and the industry is viable with opportunity for growth in the foreseeable future. Top management, however, has been unable to execute that strategy and grow the company. In review of the most recent 10Q, it is apparent the company is not turning around and instead seems to be spiraling downward.

POOR COMMUNICATION/MICROMANAGEMENT: Instead of properly communicating decisions and then delegating responsibility and authority to localized management, top management insists on being involved with most decisions that should be made at the local management level. Within the company there is a strong feeling of alienation between local and top management as a result of poor communication and micromanagement.

POOR DECISIONS REGARDING FACILITIES: There has been an excessive amount of money spent on infrastructure. Many senior managers believe they will not be profitable because of the burden of corporate overhead, which includes new larger facilities which are currently underutilized. These infrastructure decisions are being made without any real focus on sales or marketing.

HUMAN RESOURCES: The "revolving door" perception of new hires is the result of ineffective hiring practices. In addition, there is a strong feeling that there is a poor sales compensation program. It is also believed that much of the talent that came with the founding companies has been eliminated.

POOR STRATEGY: The strategic decisions made by top management can have massive impact on any company and its performance. Poor strategic decisions in Vestcom cost the company over $18,000,000 a year. This amount is comprised of the impact from $11.3M from cost of revenue, $4M from SGA, and $3.1M from interest.

POOR LEADERSHIP: There is a strong sentiment in the company that top management:
         Lacks clear cut strategic vision;
         Lacks the ability to communicate the vision and achieve buy-in;
         Lacks the ability to motivate management to implement the vision. Management thinks they know best, even though they don't. There is a strong feeling that management is good at losing key talent that came with the founding companies.

                                   SECTION II

Let's be clear about this. I am presenting a way to transform Vestcom from the under-performing company I see today into a star performer. This report was prepared without the benefit of hard data other than what could be gleaned from public record. Before any action is taken we would take the time to visit with all the regional managers, validate my ideas, develop a new plan, and/or refine the company's existing plan, and only then execute it.

MY PLAN

LOCAL EMPOWERMENT: The original concept of Vestcom International, Inc. "...to operate on a decentralized basis with each acquired company's local management continuing to exercise responsibility for customer relationships and day-to-day operating decisions" is still a valid business model. Somewhere in the company's short history this model was invalidated and the company began to centralize decision making by consolidating operations in larger regional facilities. Too many decisions are required to be processed through the corporate headquarters in West Caldwell, N.J. We intend to go back to empowering local management to take responsibility for marketing, customer service and operations in their local areas.

NATIONAL SALES STRATEGY AND FOLLOW-THROUGH: On the other hand, for Vestcom to reach its highest potential it must aspire to be a diversified provider of critical document services to large nationally based customers. A strategy must be in place to offer our national customers responsive, high quality service that is coordinated on a national scale. A corporate team will be established to service national accounts with the authority to coordinate performance, delivery and customer service from our decentralized operating divisions.

CORPORATE CENTRALIZATION: Essentially, Vestcom is a locally based business with strong personal ties, developed over the years, between our local management and our customers. However, there are certain functions that should be centralized to take advantage of economies of scale, control and top management scrutiny. Activities such as purchasing, finance and research and development should be centralized, most likely in or near the corporate headquarters. National sales done on a vertical market basis may prove to be a valuable component to success.

STREET KNOWLEDGE: Stockholder value is not solely based on earnings but also on management's credibility with the investment community to execute their plan. For the company stock to succeed, it is imperative that:

1.       Management must be successful;
2.       Analysts must follow the stock; and
3. Top management feed information to the public continuously and timely so the company will garner its fair share of the Wall Street spotlight.

TECHNOLOGY: It is clear that the first priority of new management is to stop the erosion of vital cash flow and our valued management talent. Once this is accomplished, we would aggressively advance the company's current state of technology, which appears to us to be seriously lacking. My strong belief is that the business of Vestcom would benefit enormously from using the Internet and especially from a concept we have been developing that would take advantage of Vestcom's strong position in critical document management and open up a new line of service to end-users or retail customers. This Internet concept would be developed on a priority basis once the current crisis has been overcome.



WHY VESTCOM

Before I discuss Vestcom as a company, let me share my thoughts with you on the future of the statement rendering business. I am very committed to and excited about the Internet application of the statement rendering business. Unlike the current EBPP application that is well on its way to development, most statement rendering companies, including Vestcom, are leaving much on the table as they think about how rendering fits into EBPP. Presently, consumers are notified by email that a statement is available. They are required to go to the EBPP web site to access their statements for review and payment. Consumers will not accept this inconvenience. They will demand that their statements go to a centralized site, like their current mailbox. Requiring consumers to go to multiple billing sites is not going to be an option.

Someone will, and sooner rather than later, offer an Internet statement rendering solution that allows consumers to receive their statements in one location. The companies that are rendering paper statements already will have the advantage of capturing these Internet customers because they are providing a paper solution for this problem. They are in a perfect position to be the ultimate Internet solution provider to these same customers. However, they must understand this strategy and be aggressive in pursuing it. If one is able to get there first, and control a very large paper statement rendering business, then the potential rewards are enormous.

Vestcom is a choice company. Most of its business is repetitive. Compared to its competitors, it is clean in that it is more purely a statement rendering business. Vestcom has an excellent customer list. It has recently added new printing equipment (even though a very poor near term strategic decision). Vestcom's financial problems are not beyond repair, because they are the result of bad decisions by current top management, which can be corrected. Once back on track, Vestcom provides a great vehicle to grow in mass, and be a leader in a revolutionary methodology for rendering statement images using the Internet.

Vestcom is a choice company in growing shareholder value, because it is beaten up so badly. If the mistakes that are being made stop, then the stock price has no place to go but up. There is considerable growth potential in the current customer base. The original strategy is a good one; cross selling, moving the services up closer to the data.

I am betting on Vestcom.

MY COMMITMENT TO THE SHAREHOLDERS

LEADERSHIP: My commitment is to success. I believe very solidly in my ability to know what makes people strong and effective. One of my strengths is motivating others. I am a hands-on manager who trusts people and allows them to do their best. I have a very keen need to do the best for our customers and everyone inside the company will understand that need.

By default, I demand of myself and others to use intellect first, instead of throwing cash at problems. I manage cash flow and spending very closely. I believe in taking the necessary pain in hiring the right people, giving them all the tools to succeed, defining their goals very clearly, and then letting them run on their own to take the necessary action to manage their responsibilities. It is the only way to build an effective and reliable management team. If there are problems, I do not delay implementing the necessary fixes.

For a summary of my professional experience see ATTACHMENT A.

CASH: I can supply upfront cash to the company. This cash infusion could be inserted directly into the company through a new stock issue or some sort of convertible debt vehicle. Though an additional reserve of cash will not alone solve the current problems of Vestcom, it can facilitate in the containment process and most of all give us time to solve problems before matters deteriorate further.

AFFILIATIONS: I have affiliations with other large public companies, which can be used as client resources. Presently, I serve as Chairman of the Board of an important subsidiary of First American Financial Corporation and have direct personal relationships with top executives within the paper-intense title insurance industry.

SHAREHOLDERS: My commitment to you is to change how all shareholders perceive Vestcom. We can divide the shareholders in three groups:

         Group I. Inside shareholders, excluding Joel Cartun, hold about 32.5% of the shares. From this presentation I hope it is clear how this group evaluates the top management and the performance of the stock.

         Group II.         The institutional investors hold about 43.3% of
                           the shares. Based on my conversations, it is clear
                           that they are very unhappy with the performance of
                           the company and the stock price.

         Group III.        The remaining shareholders, the retail group, hold
                           the remaining shares. Some of their opinions are
                           clear from the most recent public message board
                           postings on Yahoo. See ATTACHMENT B.

We have taken a substantial stock position in Vestcom and presently are the fourth largest shareholder. I believe this speaks volumes to our commitment since we are aligning our future financial profit with the shareholders of Vestcom. The effort it will take to turn around the performance of Vestcom is substantial and not without significant risk. Under the current management the risk is increasing as time passes.

As shareholders, we have substantial wealth tied up in Vestcom. My experience tells me we can turn this company around.

                                  Attachment A

HARISH K.  CHOPRA
PROFESSIONAL EXPERIENCE

Mr. Chopra's 23-year business career began with satellite image research and development at NASA's Jet Propulsion Laboratory. He has held senior management and technical management positions with Digital Equipment Corporation, Volt-Delta Resources, and 3M Corporation. Mr. Chopra received a Bachelor of Science Degree in Computer Science from California State University, Los Angeles.

Mr. Chopra's successful experience as President/CEO extends through numerous types and sizes of companies. Two companies he founded and managed have been sold. Recently he sold DataTree Corporation to First American Financial Corp., a public company on the NYSE with revenues exceeding $3 billion a year. Currently, he serves as Chairman of the Board of DataTree.

Similar to Vestcom International, Inc., DataTree provides business critical documents, but in an electronic image format. DataTree also has international operations along with many regional operations throughout the United States. These operational centers use expensive imaging equipment that operates 24 hours a day seven days a week. Unlike Vestcom, Data Tree's local management is empowered to make decisions in their respective areas without the unnecessary influence of executive management. DataTree has centralized decision-making in national sales, technology, and finance. Unlike Vestcom, DataTree has had a 10-year financial history of progressive growth in both "top line" revenues and "bottom" line earnings. Data Tree is a success story that we believe can be repeated with Vestcom under Mr. Chopra's experienced leadership.

Mr. Chopra's extensive experience includes the workout management of Smith/Norris Corporation, a software company. In this situation, he was asked to participate as a CEO in order to maximize shareholder value.

Other experiences include his involvement as a venture capitalist. He typically invests through a syndicate with other major venture firms. Mr. Chopra's investments encompass diverse areas such as software, imaging, leisure-movies and manufacturing. The leisure-movie company, Mr. Chopra as Executive Producer, will show the feature film "Eastside" in December 1999 and another company is now preparing for its Initial Public Offering.

                                  Attachment B

management changes
by: plug 122664

                                                10/20/1999 12:32 pm EDT
                                                Msg: 173 of 178

several senior level managers have been fired in the last 2 weeks and one whole sales division absorbed into another at Vestcom -- consolidation time and I do believe Joel Cartun is looking to sell it off -- in pieces or in whole -- I do not think he has the stomach for this anymore and it is reflecting in his management decisions. dump at 3 1/2 if it gets that high. Too bad, it was a good service

Vestcom
hedgefund5 (28/M/California)

                                                         11/11/1999 8:38 am EST
                                                                Msg: 177 of 178

I just reviewed VESC's third quarter numbers and find it terribly disappointing.

Perhaps management is purposely running the business into the ground so that once the stock price gets low enough they can do a management led LBO. There is no other explanation. They can not be this incompetent. Lason, FYI, Mail Well and other private lettershops/printers/presorters/imaging companies are all doing extremely well. Business for them can not be better. So why are the results of VESC so Management is the problem.

Management can continue to blame the one time restructuring charges and their consolidation efforts, but even they admit that Costs of Goods Sold and S,G & A are going up too quickly. Why can't they control those expenses.

I can not wait to see Vestcom's balance sheet.

Why is there no conference call? Because management is hiding like cowards. They are incompetent.

The only people who should be more embarrassed then management is the members of the Board of Directors. Why have they done nothing. If they have written off this company they should just resign. Otherwise it is time they take some kind of forceful action.

hedgefund5: The mystery of VESTCOM
by: pajacobsen (32/M/Maryland)

                                                          11/11/1999 2:32pm EST
                                                                Msg: 178 of 178

I myself am disappointed with the result (although not surprised). It looks like management (mis)managed to take a group of individually profitable business entities, join them together and make them money losers.

I also am very interested in seeing the balance sheet for VESC (I think the cash situation may become a problem in 2000 and that is why they made it a point to mention the Vestcom also extension of the credit facility).

I don't think management is trying to run the price of the stock down (and actually today the market reacted to the bad news by raising the share price (go figure-perhaps this is really an internet stock).

I think that management is simply over their head here. Remember that they spring from smaller private companies. One morning they woke up and found themselves running a +100M public company requiring completely different skillset. As to the lack of conference call: I don't think they understand the need (remember 1) that coming from a private company, they may not appreciate the need, and 2)since a large portion of the stock is held by insiders, the majority of the stockholders already has the information they need). If you call their IR person and request one, perhaps you will see one for the following quarters.

I remind you of my previous post where I stated my belief that management essentially "forgot" the consolidation-part of the buy-and-consolidate business that VESC was supposed to be (essentially I think they forgot it 'cause buying companies are more fun when you get lots of money from an IPO; it's like being in the sandbox with lots of sand and no parental supervision). My guess is that they ran out of money and all of a sudden had to deal with the more mundane tasks of consolidating and that's why we suddenly see a large writeoff.

I for one will be patient and see what happens, but I do expect a 25-35% drop in VESC over the next 3-6 months.